CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 ---------------

                          REZCONNECT TECHNOLOGIES, INC.
                            (a New York corporation)

                                 ---------------



        (Under Section 805 of New York Business Corporation Law ("BCL"))

         Pursuant to the provisions of Section 805 of the BCL, the undersigned, Michael Brent, being the President and Secretary of REZconnect Technologies, Inc., a corporation organized and existing under the BCL of the State of New York (the "Corporation"), DOES HEREBY CERTIFY THAT:

          FIRST: The name of the Corporation is Rezconnect Technologies, Inc. The name under which the Corporation was formed was Playorena Inc.

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of the State of the State of New York on December 4, 1981, and Certificates of Amendment were filed with such Department on the following dates: May 4, 1984; December 21, 1984; March 20, 1987; January 8, 1990; January 10, 1990; January 25, 1999; and September 28, 1999; August 18, 2000; and
September 10, 2001.

         THIRD: The Certificate of Incorporation is hereby amended by the addition of the following provisions setting forth the number, designation, preferences and the relative, participating, optional or other rights and the qualifications, limitations or restrictions thereof relating to the Series B Convertible Preferred Stock (as defined below) as fixed by the Board of Directors of the Corporation, and in accordance with the provisions of Sections 501 and 502 of the BCL of the State of New York.

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         FOURTH: Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, as amended, said Board of Directors duly adopted upon unanimous written consent the following resolution:
         Resolved, that pursuant to the authority vested in the Board of Directors of the Corporation by Section 502 of the BCL and in accordance with the provisions of its Certificate of Incorporation, a class of preferred stock of the Corporation to be known as Series B Convertible Preferred Stock is hereby created and provided for and the Board of Directors hereby fixes, states and expresses the terms, designations, relative rights, preferences and limitations
of  such  class  in  addition  to  those  set  forth  in  said   Certificate  of
Incorporation, as amended, to be in their entirety as follows:
         1. Designation of Series of Preferred Stock. Of the 5,000,000 undesignated shares of the Corporation's authorized Preferred Stock, 4,800,376 shares shall be designated and known as "Series B Convertible Preferred Stock," par value $.001 per share (the "Series B Preferred Stock").
         2. Issuance; Rank. The issuance price of the Series B Preferred Stock shall be $1.45 per share (the "Original Purchase Price"). The Series B Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up. The date on which a share of Series B Preferred Stock was issued shall hereinafter be referred to as the "Original Issue Date" for such share.
         3.      Dividends.
                  3.1 No dividends shall be declared or paid upon the Common Stock or other securities ranking junior to the Series B Preferred Stock unless
equivalent  dividends,   on  an  as  converted  basis,  are  declared  and  paid
concurrently on the Series B Preferred Stock.
         4 .       Liquidation, Dissolution or Winding Up.
                  4.1 In the event of any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the "Corporate Assets") shall be distributed as follows:
                         4.1.1    First,  before  any  distribution  of  assets
shall be made to the holders of, Common Stock, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Corporate Assets an amount per share equal to the Original Purchase Price (subject to an Adjustment) plus all dividends, accrued but unpaid, on such share up to the date of distribution of the assets of the Corporation (the
"Liquidation Preference"). If upon the occurrence of a Liquidation Event, the Corporate Assets shall be insufficient to pay the holders of shares of Series B Preferred Stock the Liquidation Preference, the holders of shares of Series B Preferred Stock and any class or series of stock, ranking on liquidation on a parity with the shares of Series B Preferred Stock, shall share ratably in the distribution of the entire remaining Corporate Assets in proportion to the

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respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
                         4.1.2 Second, after distribution of the
Liquidation Preference, the remaining Corporate Assets shall be distributed among the holders of Common Stock on a pro rata basis.
                  4.2 For purposes of this Section 4, the term Liquidation Event shall be deemed to include (i) a statutory merger or consolidation of the Corporation into or with any other corporation, or a statutory merger or consolidation of any other corporation into or with the Corporation; (ii) a sale, transfer, exchange or lease of all or any part of the assets of the Corporation; and (iii) a purchase or redemption of all or a substantial part of the outstanding shares of any class or classes of capital stock of the Corporation.
                  4.3 Written notice of such Liquidation Event, stating a payment date, the liquidation amount and the place where said liquidation amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.
         5.       Voting.
                  5.1 Each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held of record by such holder are convertible (as adjusted from time to time pursuant to Section 6 hereof) at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and by the provisions of Section 5.2 below, the holders of shares of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.
                  5.2 So long as any of the shares of Series B Preferred Stock are outstanding, the Corporation or, as applicable, any subsidiary shall not, without first obtaining the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class:
                         5.2.1 merge with or into or consolidate with any  other
corporation or enter into any other similar transaction or series of related transactions after which the holders of the Corporation's voting securities immediately prior to such transaction or transactions own less than fifty (50%) percent of the voting power of the surviving entity in the transaction, or all or substantially all of the assets of the Corporation or any of its subsidiaries are sold;
                         5.2.2 effectuate a liquidation, dissolution or
winding up of the Corporation or any of its subsidiaries;

                         5.2.3 amend, alter or repeal any provision of the
Certificate of Incorporation, the By-laws of the Corporation, in a manner that changes or modifies the rights, preferences, or privileges of the Series B Preferred Stock;
                         5.2.4 authorize any other class or series of stock
having parity with, or senior to, the Series B Preferred Stock;
                         5.2.5 increase the authorized number of shares of the
Series B Preferred Stock;
                         5.2.6 redeem or repurchase shares of the Corporation's
capital stock;
                         5.2.7 effectuate a reclassification or recapitalization
of' the outstanding capital stock of the Corporation;
                         5.2.8 effect any sale, transfer, assignment, license or
sublicense of any patent, copyright, trademark, trade name, software or other intellectual property that is used or developed by the Corporation or any subsidiary and is material to the conduct of its business;
                         5.2.9 permit any subsidiary to issue or sell, or
obligate itself to issue or sell, except to the Corporation or any wholly-owned subsidiary, any stock or other equity securities of such subsidiary;
                         5.2.10 take any action which would result in
taxation of the holders of Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986 (or any comparable provision of the Internal Revenue Code as hereafter from time to time as amended);
                         5.2.11 create, form, incorporate or organize a
subsidiary of the Corporation; or
                         5.2.12 make any change in the size or composition
of the Board of Directors of the Corporation except in accordance with the provisions of that certain Amended Merger and Stock Exchange Agreement dated as of November 19, 2004 by and among the Corporation, YourTravleBiz.com, Inc. ("YTB") and the stockholders of YTB (the "Merger Agreement") and the Stockholders' Agreement referenced in the Merger Agreement; or
                         5.2.13  effect  any  offering  of  the  securities  of
the Corporation or any of its subsidiaries.

         6. Optional Conversion. The holders of shares of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
                  6.1 Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase Price plus the amount of any unpaid dividends on such Series B Preferred Stock by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at

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which shares of Common Stock shall be  deliverable  upon  conversion of Series B
Preferred Stock without payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be the Original Purchase Price. Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
                         Upon  a  Liquidation  Event  of  the  Corporation,  the
Conversion Rights shall terminate at
the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of shares of Series B Preferred Stock.
                  6.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not a holder would otherwise be entitled to a fractional share shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                  6.3     Mechanics of Conversion.
                         6.3.1      In order  for a holder to  convert  shares
of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the transfer agent for such shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or her or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series B Preferred Stock, or to his or her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Other than as set forth in Section 7 below, if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the conversion may, at the

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option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering in which event the person entitled to receive the Common Stock issuable upon such conversion of the shares of Series B Preferred Stock shall not be deemed to have converted such shares of Series B Preferred Stock until immediately prior to the closing of such sale of securities.
                         6.3.2 The Corporation shall, at all times when the
Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
                         6.3.3 All shares of Series B Preferred Stock that shall
have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and dividends or to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Series B Preferred Stock or reduce the authorized number thereof as may be appropriate accordingly.
                  6.4 Adjustments to Conversion Price for Diluting Issues:
                         6.4.1. Special Definitions. For purposes of this
Section6.4, the following definitions shall apply:
                              (A) "Option" shall mean any rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) or restricted stock, excluding rights, options or warrants to subscribe for, purchase or otherwise acquire up to 470,000 shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the Original

Issue Date) pursuant to any equity incentive plan or benefit plan approved by a majority of the Directors of the Corporation and any shares of Common Stock issued on exercise of such rights, options or warrants (such excluded securities, the "Reserved Option Shares").
                              (B) "Original Issue Date" shall have the
definition set forth in Section 2.
                              (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than Series B Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock or Preferred Stock.
                              (D) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued (or, pursuant to Section 6.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than:
                              (1) any securities issued as a stock dividend,
                    stock split or other similar event in respect of Common Stock outstanding on the date hereof or Series B Preferred Stock;
                              (2) the Reserved Option Shares; and
                              (3) any conversion of the Series B Preferred Stock
                         6.4.2 No Adjustment of Conversion Price.
Notwithstanding any provision herein to the contrary, no adjustment in the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof, unless the consideration per share (determined pursuant to Section 6.4.5) for all Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                         6.4.3 Issue of Options and Convertible Securities
Deemed Issuance of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:
                              (A) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

                              (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                         6.4.4 Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. In the event the Corporation shall, after the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.4.3, without consideration or for a consideration per share less than the Conversion Price in effect on the date of, and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares issuable upon the conversion of shares of Series B Preferred Stock) plus the number of shares of Common Stock that the Aggregate Consideration (as defined in Section 6.4.5 below) received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect prior to such issue; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares issuable upon the conversion of shares of Series B Preferred Stock) plus the number of such Additional Shares of Common Stock so issued.
                         6.4.5 Determination of Consideration. For purposes of
this Section 6.4, the "Aggregate Consideration" shall mean the net consideration received by the Corporation for the issue of all Additional Shares of Common Stock and shall be computed as follows:

                              (A) Cash and Property. Such consideration shall:
                              (1) insofar as it consists of cash, be computed at
                    the aggregate of cash received by the Corporation, after deducting therefrom any commissions, compensations or other expenses paid or incurred by the Corporation for any underwriting or placement of, or otherwise in connection with the issuance or sale of shares;
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                              (2) insofar as it consists of property other than
                    cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
                              (3) in the event Additional Shares of Common Stock
                    are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.
                              (B) Options and Convertible Securities. The
consideration per share received by the SCorporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.4.3, relating to Options and Convertible Securities, shall be determined by dividing:
                              (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                              (y) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
                         6.4.6 Adjustment for Combinations or Consolidation of
Common Stock. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding are decreased by a combination of the outstanding shares of Common Stock, then following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the applicable Conversion Price shall be increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
                         6.4.7 Adjustment for Stock Dividends, Splits, Etc. If
the Corporation shall at any time after the applicable Original Issue Date fix a record date for the subdivision, split-up or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such subdivision, split-up or dividend (or the date of such subdivision, split-up or dividend, if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in
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outstanding shares, provided, however, that the Conversion Price shall not be decreased at such time if the amount of such reduction would be an amount less than $0.10, but all such amount shall be carried forward and reduction with respect thereto made at the time of, and together with all, subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.10 or more.
                         6.4.8 Adjustment for Merger or Reorganization, Etc. In
case of any consolidation, recapitalization or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a subdivision or combination provided for elsewhere in this Section 6 and other than a consolidation, merger or sale that is treated as a Liquidation Event pursuant to
Section 4), each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other Securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors ) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of the shares of Series B Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series B Preferred Stock.
                  6.5 No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series B Preferred Stock against impairment.
                  6.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6 the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of

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shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of the shares of Series B Preferred Stock.
                  6.7 Notice of Record Date. In the event:
                         6.7.1 that the Corporation takes a record of the
holders of' any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;
                         6.7.2 that the Corporation subdivides or combines its
outstanding shares of Common Stock;
                         6.7.3 of any reclassification of the Common Stock of
                    the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or
                         6.7.4 of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation; then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:
                              (A) the record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or
                              (B) the date on which such reclassification,
consolidation, merger, Sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common
Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.
         7. Automatic Conversion.
                  7.1 Triggering Event. All outstanding shares of Series B Preferred Stock shall automatically convert to shares of Common Stock, at the then effective Conversion Price pursuant to Section 6, on the date that is five
(5) business days following the last to occur of the following events: (i) the holding of a stockholders meeting authorizing and approving the amendment of the Corporation's Certificate of Incorporation to increase the Corporation's authorized Common Stock to 50 million shares; and a change in the name of the

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Corporation to YTB International, Inc., and (ii) the filing of a Certificate of
Amendment reflecting the changes referenced in clause (i).
                   7.2 No Further Action. In the case of an automatic conversion pursuant to this Section 7, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.
                   7.3 Surrender of Certificates; Retirement and Cancellation of Converted Shares. All certificates evidencing shares of Series B Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

         FIFTH: This Certificate of Amendment has been duly authorized, pursuant to Section 803 of the Business Corporation Law of the State of New York, by a vote of at least a majority of the members of the Board of Directors of the Corporation and a majority of its shareholders.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment Second on this 24TH day of November, 2004 and affirms the statements contained herein as true under penalties of perjury.

                                       REZCONNECT TECHNOLOGIES, INC.

                                       /s/  Michael Y. Brent
                                       ---------------------
                                       Michael Y. Brent, Chairman, President and
                                       Secretary